UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 23, 2007

U.S. Concrete, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-26025	76-0588680
(Commission File Number)	(IRS Employer Identification No.)

2925 Briarpark, Suite 1050, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 499-6200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Mr. Martineua and New Consuting Agreement with Mr. Martineau

                      On February 26, 2007, U.S. Concrete, Inc. announced that Eugene P. Martineau, U.S. Concrete’s Chief Executive Officer and President and a member of its Board of Directors, will be stepping down from each of his officer and director positions on the date of U.S. Concrete’s 2007 annual meeting of stockholders, which is currently expected to be May 24, 2007. At a meeting held on February 23, 2007, the Board of Directors of U.S. Concrete approved a consulting agreement between Mr. Martineau and U.S. Concrete. The consulting agreement, among other things, provides for, among other things:

•

the resignation by Mr. Martineau from his positions as Chief Executive Officer and President of U.S. Concrete and as a member of its Board of Directors, as well as from all positions as an officer and director of U.S. Concrete’s subsidiaries, effective as of the date of U.S. Concrete’s 2007 annual meeting of stockholders (the “Effective Date”);

•

the engagement of Mr. Martineau as a consultant to U.S. Concrete for a three-year period beginning with the Effective Date and continuing to the third anniversary of the Effective Date (the “Consulting Period”);

•	consulting payments by U.S. Concrete to Mr. Martineau of $458,000 during each year of the Consulting Period;

•

the continued vesting of Mr. Martineau’s outstanding stock incentive awards during the Consulting Period, and the complete vesting of any of Mr. Martineau’s outstanding stock incentive awards on the last day of the Consulting Period unless Mr. Martineau’s engagement as a consultant is terminated for cause, as defined in the agreement;

•

the continued eligibility of Mr. Martineau, his spouse and his eligible dependents under U.S. Concrete’s group health and medical benefit programs to the same extent such benefits are generally made available to active employees of U.S. Concrete at the applicable active employee premium rate, in lieu of any COBRA continuation coverage;

•

reimbursement by U.S. Concrete of Mr. Martineau’s reasonable business expenses, including business-related travel, incurred  by Mr. Martineau in performance of his duties as a consultant, relating to performance requested by U.S. Concrete or related to Mr. Martineau’s Participation in certain specified industry organizations on behalf of the Company, accordance with the consulting agreement; and

                      In addition, the consulting agreement provides that if Mr. Martineau’s consulting relationship with U.S. Concrete is terminated without cause, as defined in the agreement, he will continue to receive the payments and benefits described above through the end of the Consulting Period and his stock options, restricted stock awards, restricted stock units and similar awards shall vest and become fully exercisable on the date of termination.  If Mr. Martineau’s consulting relationship with U.S. Concrete is terminated for cause or if Mr. Martineau terminates the relationship for any reason, U.S. Concrete’s obligation to make the payments described above will terminate as of the date of termination and, except in the case of his termination by reason of a disability, as defined in the agreement, Mr. Martineau’s stock options, restricted stock awards, restricted stock units and similar awards will be subject to certain restrictions on exercisability and vesting.

                      The consulting agreement also provides that, in the event of a change in control, as defined in the agreement, of U.S. Concrete, the Consulting Period will immediately end and U.S. Concrete will pay Mr. Martineau a lump-sum payment in the amount of $900,000, in lieu of any further payments or benefits under the agreement.

                      The terms of the consulting agreement, a copy of which is being filed as Exhibit 10.1 to this Report, are hereby incorporated by reference in their entirety.

Addition of John M. Piecuch toBoard of Directors

                      On February 27, 2008, U.S. Concrete announced that its Board of Directors elected John M. Piecush to fill a newly created directorship and serve as a member of the Board of Directors. Mr. Piecuch will, along with U.S. Concrete’s continuing directors, be subject to re-election at U.S. Concrete’s 2007 annual meeting of shareholders. Mr. Piecuch was not elected to the Board of Directors pursuant to any arrangement or understanding with any third party. As of the date of this report, no decision has been made by the Board of Directors as to the committees of the Board on which Mr. Piecuch will serve. Concurrent with his election to the Board of Directors, Mr. Piecuch received an automatic grant of options to acquire 2,657 shares of U.S. Concrete’s common stock, at the fair market value of a share of common stock as of February 23, 2007 , the date of his election to the Board, pursuant to U.S. Concrete’s 1999 Incentive Plan, as amended.

                      Mr. Piecuch has over 28 years of experience in the concrete industry. From 2002 to 2006, Mr. Piecuch served as President and Chief Executive Officer of MMI Products, Inc., a manufacturer and supplier of construction products, including concrete and steel reinforcement products, used in North American residential and nonresidential construction industries. Mr. Piecuch served as President and Chief Executive Officer of Lafarge Corporation, a leading producer of cement and concrete products in North America, from 1996 to 2001. Previously, he served in various other positions with Lafarge Corporation and its parent entity, Lafarge S.A., from 1987 to 1996. From 1979 to 1986, Mr. Peicuch held various positions, including President of the Cement Division of National Gypsum Company, a building products products manufacturer. Mr. Pieuch is also a director and head of the audit committee of Brampton Brick Limited, a company with shares listed on the Toronto Stock Exchange.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Exhibit

10.1	Consulting Agreement dated as of February 23, 2007 by and between U.S. Concrete, Inc. and Eugene P. Martineau.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CONCRETE, INC.

Date: February 28, 2007	By:	/s/ Robert D. Hardy

Robert D. Hardy
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit

10.1	Consulting Agreement dated as of February 23, 2007 by and between U.S. Concrete, Inc. and Eugene P. Martineau.